EXHIBIT 22 - LIST OF SUBSIDIARIES OF THE COMPANY

               Scan-Optics Limited, a United Kingdom Corporation

               S.O. Investment Company, a Delaware Corporation

               Scan-Optics(Canada), Ltd., a Canadian Corporation

               Scan-Optics GMBH, a German Corporation

               Scan-Optics International, LTD, a Barbardos Corporation